    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 12, 1999
                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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                                  ENRON CORP.
             (Exact name of Registrant as specified in its charter)

                       OREGON                                              47-0255140
  (State or other jurisdiction of incorporation or            (I.R.S. Employer Identification No.)
                    organization)

                                 REX R. ROGERS
                  VICE PRESIDENT AND ASSOCIATE GENERAL COUNSEL
                                  ENRON CORP.
                    1400 SMITH STREET, HOUSTON, TEXAS 77002
                                 (713) 853-3069

  (Address, including zip code, and telephone number, including area code, of
        Registrant's principal executive offices and agent for service)
                             ---------------------

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined in light of market conditions and other factors.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
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                        CALCULATION OF REGISTRATION FEE

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                                                                 PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF                 AMOUNT             OFFERING PRICE        PROPOSED MAXIMUM          AMOUNT OF
     SECURITIES TO BE REGISTERED          TO BE REGISTERED         PER SECURITY     AGGREGATE OFFERING PRICE   REGISTRATION FEE
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Enron Corp. Debt Securities...........
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Warrants to Purchase Common
  Stock(1)............................    $1,000,000,000(3)            (4)             $1,000,000,000(5)     $278,000(6)
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Enron Corp. Preferred Stock...........
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Enron Corp. Depositary Shares(2)......
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(1) Consists of warrants to purchase up to 7.5 million shares of Enron Corp. common stock previously registered.

(2) The consideration for the Enron Corp. depositary shares is included in that for the Enron Corp. preferred stock.

(3) Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement contains a combined prospectus that also relates to 7.5 million shares of Enron Corp. common stock previously registered on Form S-3, Registration No. 33-53877. The maximum aggregate offering price of securities covered by such combined prospectus (in addition to the 7.5 million shares of Enron Corp. common stock previously registered) is $1,000,000,000. Without limitation as to class of securities, securities of the classes listed in the above table may be offered pursuant to such combined prospectus at a maximum aggregate offering price of $1,000,000,000.

(4) The proposed maximum offering price per security is equal to (a) 100% of the principal amount thereof in the case of Enron Corp. debt securities and (b) the proposed maximum aggregate offering price divided by the number of shares offered in the case of other securities.

(5) Estimated solely for the purposes of calculating the registration fee.

(6) Paid herewith.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT CONTAINS A COMBINED PROSPECTUS THAT ALSO RELATES TO 7.5 MILLION SHARES OF ENRON CORP. COMMON STOCK PREVIOUSLY REGISTERED ON REGISTRATION STATEMENT NO. 33-53877, WHICH WAS DECLARED EFFECTIVE ON JULY 14, 1994 (THE "PREVIOUSLY REGISTERED SECURITIES"). THIS REGISTRATION STATEMENT CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 5 TO REGISTRATION STATEMENT NO. 33-53877, PURSUANT TO WHICH THE TOTAL AMOUNT OF UNSOLD PREVIOUSLY REGISTERED SECURITIES REGISTERED ON REGISTRATION STATEMENT NO. 33-53877 MAY BE OFFERED AND SOLD TOGETHER WITH THE SECURITIES REGISTERED HEREUNDER THROUGH THE USE OF THE COMBINED PROSPECTUS INCLUDED HEREIN. IN THE EVENT SUCH PREVIOUSLY REGISTERED SECURITIES ARE OFFERED AND SOLD PRIOR TO THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, THE AMOUNT OF SUCH PREVIOUSLY REGISTERED SECURITIES SO SOLD WILL NOT BE INCLUDED IN THE PROSPECTUS HEREUNDER.
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                                EXPLANATORY NOTE

            ADOPTION OF PREDECESSOR ISSUER'S REGISTRATION STATEMENT

     Effective July 1, 1997, Enron Corp. (formerly Enron Oregon Corp.), an Oregon corporation, became the successor issuer to the common stock and debt securities of Enron Corp., a Delaware corporation. The succession transaction was a reincorporation merger of Enron Corp., a Delaware corporation ("Old Enron"), with and into the registrant ("Enron"), which, until the reincorporation merger, was a wholly-owned subsidiary of Old Enron. As a result of the reincorporation merger,

     - each issued share of common stock of Old Enron was converted into one share of common stock of the registrant,

     - each issued and outstanding share of Cumulative Second Preferred Convertible Stock of Old Enron was converted into one share of Cumulative Second Preferred Convertible Stock of the registrant, and

     - each issued and outstanding share of 9.142% Perpetual Second Preferred Stock of Old Enron was converted into one share of 9.142% Perpetual Second Preferred Stock of the registrant.

Immediately following the reincorporation merger, also on July 1, 1997, the registrant acquired Portland General Corporation ("PGC") by means of the merger of PGC with and into the registrant. Enron's Form 8-B Registration Statement filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") was declared effective on July 22, 1997.

     Pursuant to Rule 429 under the Securities Act of 1933 (the "Securities Act"), this Registration Statement contains a combined prospectus that also relates to 7.5 million shares of Enron common stock previously registered on Old Enron's Registration Statement No. 33-53877, which was declared effective on July 14, 1994. This filing constitutes Post-Effective Amendment No. 5 to Old Enron's Registration Statement No. 33-53877, and is filed pursuant to Rule 414(d) under the Securities Act. Post-Effective Amendments Nos. 2, 3 and 4 to such Registration Statement No. 33-53877, which were also filed pursuant to Rule 414(d) under the Securities Act, were previously declared effective by the Commission. Enron expressly adopts such Registration Statement No. 33-53877 as its own for all purposes of the Securities Act and the Exchange Act.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED JANUARY 12, 1999

PROSPECTUS

                                  [ENRON LOGO]

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                       WARRANTS TO PURCHASE COMMON STOCK

                                  ENRON CORP.
                               1400 Smith Street
                              Houston, Texas 77002
                                 (713) 853-6161

                             ---------------------

     We will provide specific terms of these securities in supplements to this prospectus. This prospectus may not be used to consummate sales of these securities unless accompanied by a prospectus supplement.

                             ---------------------

     Neither the SEC nor any state securities commission has approved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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                                January   , 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................    2
Business of Enron...........................................    3
Use of Proceeds.............................................    4
Ratio of Earnings to Fixed Charges and Earnings to Fixed
  Charges and Preferred Stock Dividends.....................    5
Description of Debt Securities..............................    5
Description of Capital Stock................................   12
Description of Depositary Shares............................   19
Description of Warrants to Purchase Common Stock............   21
Plan of Distribution........................................   22
Validity of Securities......................................   23
Experts.....................................................   23

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     Reports, proxy statements and other information concerning Enron can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005, the offices of the Midwest Stock Exchange at 120 South LaSalle Street, Chicago, Illinois 60603, and the offices of the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94014.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     - Current Reports on Form 8-K dated March 19, 1998 and October 16, 1998 (as amended by a Form 8-K/A filed on November 6, 1998); and

     - The description of Enron's capital stock set forth in Enron's Registration Statement on Form 8-B filed on July 2, 1997.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

        Secretary Division, Enron Corp.
        1400 Smith Street
        Houston, Texas 77002
        (713) 853-6161

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                               BUSINESS OF ENRON

     Enron is an integrated natural gas and electricity company headquartered in Houston, Texas. Enron's operations are conducted through its subsidiaries and affiliates which are principally engaged in the exploration for and production of natural gas and crude oil in the United States and internationally; the transportation of natural gas through pipelines to markets throughout the United States; the generation and transmission of electricity to markets in the northwestern United States; the marketing of natural gas, electricity and other commodities and related risk management and finance services worldwide; and the development, construction and operation of power plants, pipelines and other energy related assets in international markets.

CORE BUSINESSES

  Exploration and Production

     Enron's natural gas and crude oil exploration and production operations are conducted by Enron Oil & Gas Company ("EOG"). Enron currently owns a majority of the outstanding common stock of EOG. EOG is an independent (non-integrated) oil and gas company engaged in the exploration for, and development, production and marketing of, natural gas and crude oil primarily in major producing basins in the United States, as well as in Canada, Trinidad and India. At December 31, 1997, EOG's estimated net proved reserves were 4.5 trillion cubic feet equivalent. At such date, approximately 67% of EOG's reserves (on a natural gas equivalent basis) were located in the United States, 10% in Canada, 8% in Trinidad and 15% in India. EOG's reserves were 90% natural gas and 10% crude oil and other.

  Transportation and Distribution

     Enron's transportation and distribution business is comprised of Enron's North American interstate natural gas transportation systems and its electricity transmission and distribution operations in Oregon.

     Interstate Transmission of Natural Gas. Included in Enron's domestic interstate natural gas pipeline operations are Northern Natural Gas Company ("Northern"), Transwestern Pipeline Company ("Transwestern") and Florida Gas Transmission Company ("Florida Gas") (indirectly 50% owned by Enron). Northern, Transwestern and Florida Gas are interstate pipelines and are subject to the regulatory jurisdiction of the Federal Energy Regulatory Commission. Each pipeline serves customers in a specific geographical area: Northern, the upper Midwest; Transwestern, principally the California market and pipeline interconnects on the east end of the Transwestern system; and Florida Gas, the State of Florida. In addition, Enron holds an interest in Northern Border Partners, L.P., which owns a 70% interest in the Northern Border Pipeline system. An Enron subsidiary operates the Northern Border Pipeline system, which transports gas from Western Canada to delivery points in the midwestern United States.

     Electricity Transmission and Distribution Operations. Enron's electric utility operations are conducted through its wholly-owned subsidiary, Portland General Electric Company ("PGE"). PGE is engaged in the generation, purchase, transmission, distribution and sale of electricity in the State of Oregon, PGE also sells energy to wholesale customers throughout the western United States. PGE's Oregon service area is approximately 3,170 square miles. At December 31, 1997, PGE served approximately 685,000 customers.

  Wholesale Energy Operations and Services

     Enron's wholesale energy operations and services business operates in North America, Europe and evolving energy markets in developing countries. Activities are conducted primarily by Enron Capital & Trade Resources and Enron International. These businesses provide integrated energy-related products and services to wholesale customers worldwide, including the development, construction and operation of power plants, natural gas pipelines and other energy-related assets, energy commodity sales and services, risk management products and financial services. Enron also provides comprehensive engineering and construction expertise for power and pipeline projects, serving as turnkey contractor or project manager for such projects.

     Wholesale energy operations and services can be categorized into four business lines: (a) Asset Development and Construction, (b) Cash and Physical,
(c) Risk Management and (d) Finance and

Investing. Products and services related to these business lines are offered to varying degrees in North American, European and evolving international markets.

     Asset Development and Construction. This business includes the development and construction of power plants, pipelines and other energy infrastructure.

     Cash and Physical. The cash and physical operations include the purchase, sale, marketing and delivery of natural gas, electricity, liquids and other commodities under contracts of one year or less and the management of Enron's contract portfolios. Enron's cash and physical business also includes the management of operating assets of this segment, including domestic intrastate pipelines and storage facilities and international pipelines and power plants.

     Risk Management. The risk management activities consist of long-term energy commodity contracts (transactions greater than one year) and restructuring of existing long-term contracts. Enron provides risk management products and services to energy customers that hedge movements in price and location-based price differentials. Enron's risk management services are designed to provide stability to customers in markets impacted by commodity price volatility.

     Finance and Investing. Enron's financing and investing activities provide capital to energy-related businesses seeking debt or equity financing, including loans and equity investments, either directly or through Enron affiliates. Additionally, the finance and investing business results include changes in the composition and market value of these capital investments, as well as certain of Enron's equity investments.

NEW BUSINESSES

  Retail Energy Services

     Enron Energy Services provides direct sales of energy products and services to end-use customers. This includes sales of natural gas and electricity and energy management services directly to commercial and light industrial customers, as well as investments in related businesses. In deregulated markets such as California, products can include electricity and natural gas and related metering and billing. Enron Energy Services provides end-users with a broad range of energy products and services at competitive prices.

  Azurix

     In July 1998, Enron formed Azurix Corp., a new company that will pursue opportunities in the global water business. As a key step in establishing this new water business, Azurix Europe, an indirect, wholly owned subsidiary of Azurix Corp., acquired all of the outstanding ordinary share capital of Wessex Water Plc, a water and wastewater services company based in southwestern England. In December 1998, as part of restructuring the financing for the Wessex Water plc acquisition, Enron became a 50% indirect owner of Azurix Corp.

                                USE OF PROCEEDS

     The net proceeds from the sale of the offered securities will be added to our general funds and will be used to repay debt and for general corporate purposes. Other uses may be stated in a prospectus supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES
          AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                 NINE MONTHS
                                                    ENDED            YEAR ENDED DECEMBER 31,
                                                SEPTEMBER 30,   ---------------------------------
                                                    1998        1997    1996   1995   1994   1993
                                                -------------   ----    ----   ----   ----   ----
Ratio of Earnings to Fixed Charges............      2.19        1.02    3.00   2.92   2.34   1.98
Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends...................      2.13        (a)     2.85   2.76   2.25   1.89

---------------

(a) For the year ended December 31, 1997, earnings were inadequate to cover combined fixed charges and preferred stock dividends by $6 million.

     The ratios of earnings to fixed charges and preferred stock dividends are based on continuing operations. "Earnings" is determined by adding:

     - the pre-tax income of Enron and its majority owned subsidiaries,

     - Enron's share of pre-tax income of its 50% owned companies,

     - any income actually received from less than 50% owned companies, and

     - fixed charges, net of interest capitalized.

"Fixed Charges" represent (1) interest (whether expensed or capitalized), (2) amortization of debt discount and expense and (3) that portion of rentals considered to be representative of the interest factor. "Fixed Charges and Preferred Stock Dividends" represent fixed charges (as described above) and preferred stock dividend requirements of Enron and its majority owned subsidiaries.

                         DESCRIPTION OF DEBT SECURITIES

     The following description highlights the general terms and provisions of the debt securities. When debt securities are offered in the future, the prospectus supplement will explain the particular terms of those securities and the extent to which these general provisions may apply.

     The debt securities will be secured or unsecured obligations of Enron. Any unsecured obligations will be issued under an "Indenture" between Enron and Harris Trust and Savings Bank, as Trustee, dated as of November 1, 1985, as supplemented. Any secured obligations will be issued under a separate indenture, which will be described in the prospectus supplement relating to those debt securities.

     We have summarized selected provisions of the Indenture below. The summary is not complete. The form of the Indenture has been filed as an exhibit to the registration statements and you should read the Indenture for any provisions that may be important to you. In the summary below, we have included references to section numbers of the Indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indenture.

GENERAL

     The Indenture does not limit the principal amount of unsecured debentures, notes or other obligations of Enron (the "Indenture Securities") which we may issue from time to time in one or more series, and we may issue additional Indenture Securities (in addition to the debt securities) in the future under the Indenture. At January 7, 1999, we had approximately $3,542,200,000 principal amount of Indenture Securities issued and outstanding under the Indenture.

     A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - The title of the debt securities;

     - The total principal amount of the debt securities;

     - The date on which the principal of the debt securities is payable;

     - The interest rate which the debt securities will bear and the interest payment dates for the debt securities;

     - The place where the principal of (and premium, if any) and interest on debt securities will be payable;

     - Any optional redemption periods and the terms of that option;

     - Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

     - Any trustees, paying agents, transfer agents or registrars with respect to debt securities; and

     - Any other terms of the debt securities. (Section 301.)

LIMITATIONS ON MORTGAGES AND LIENS

     The Indenture provides that so long as any of the Indenture Securities (including the debt securities) are outstanding, Enron will not, and will not permit any Subsidiary to, pledge, mortgage or hypothecate, or permit to exist, except in favor of Enron or any Subsidiary, any mortgage, pledge or other lien upon, any Principal Property at any time owned by it, to secure any indebtedness (as defined in the Indenture), unless effective provision is made whereby outstanding Indenture Securities (including the debt securities) will be equally and ratably secured with any and all such indebtedness and with any other indebtedness similarly entitled to be equally and ratably secured. This restriction does not apply to prevent the creation or existence of:

     - Mortgages, pledges, liens or encumbrances on any property held or used by Enron or a Subsidiary in connection with the exploration for, development of or production of, oil, gas, natural gas (including liquified gas and storage gas), other hydrocarbons, helium, coal, metals, minerals, steam, timber, geothermal or other natural resources or synthetic fuels, such properties to include, but not be limited to, Enron's or a Subsidiary's interest in any mineral fee interests, oil, gas or other mineral leases, royalty, overriding royalty or net profits interests, production payments and other similar interests, wellhead production equipment, tanks, field gathering lines, leasehold or field separation and processing facilities, compression facilities and other similar personal property and fixtures;

     - Mortgages, pledges, liens or encumbrances on oil, gas, natural gas (including liquified gas and storage gas), other hydrocarbons, helium, coal, metals, minerals, steam, timber, geothermal or other natural resources or synthetic fuels produced or recovered from any property, an interest in which is owned or leased by Enron or a Subsidiary;

     - Mortgages, pledges, liens or encumbrances (or certain extensions, renewals or refundings thereof) upon any property acquired before or after the date of the Indenture, created at the time of acquisition or within one year thereafter to secure all or a portion of the purchase price thereof, or existing thereon at the date of acquisition, whether or not assumed by Enron or a Subsidiary, provided that every such mortgage, pledge, lien or encumbrance applies only to the property so acquired and fixed improvements thereon;

     - Mortgages, pledges, liens or encumbrances upon any property acquired before or after the date of the Indenture by any corporation that is or becomes a Subsidiary after the date of the Indenture ("Acquired Entity"), provided that every such mortgage, pledge, lien or encumbrance (1) shall either (a) exist prior to the time the Acquired Entity becomes a Subsidiary or (b) be created at the time the Acquired Entity becomes a Subsidiary or within one year thereafter to secure all or a portion of the acquisition price thereof and (2) shall only apply to those properties owned by the Acquired Entity at the time it becomes a Subsidiary or thereafter acquired by it from sources other than Enron or any other Subsidiary;

     - Pledges of current assets, in the ordinary course of business, to secure current liabilities;

     - Deposits to secure public or statutory obligations;

     - Liens to secure indebtedness other than Funded Debt (as defined in the Indenture and herein);

     - Mortgages, pledges, liens or encumbrances upon any office, data processing or transportation equipment;

     - Mortgages, pledges, liens or encumbrances created or assumed by Enron or a Subsidiary in connection with the issuance of debt securities the interest on which is excludable from gross income of the holder of such security pursuant to the Internal Revenue Code of 1986, as amended, for the purpose of financing the acquisition or construction of property to be used by Enron or a Subsidiary;

     - Pledges or assignments of accounts receivable or conditional sales contracts or chattel mortgages and evidences of indebtedness secured thereby, received in connection with the sale by Enron or a Subsidiary of goods or merchandise to customers; or

     - Certain other liens or encumbrances. (Section 1007.)

     Notwithstanding the foregoing, Enron or a Subsidiary may issue, assume or guarantee indebtedness secured by a mortgage which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other indebtedness of Enron or a Subsidiary secured by a mortgage which (if originally issued, assumed or guaranteed at such time) would otherwise be subject to the foregoing restrictions (not including secured indebtedness permitted under the foregoing exceptions), does not at the time exceed 10% of the Consolidated Net Tangible Assets (total assets less (a) total current liabilities, excluding indebtedness due within 12 months, and (b) goodwill, patents and trademarks) of Enron, as shown on the audited consolidated financial statements of Enron as of the end of the fiscal year preceding the date of determination. (Section 1007.)

     The holders of at least 50% in principal amount of the outstanding Indenture Securities under the Indenture (including the debt securities) may waive compliance by Enron with the covenant contained in Section 1007 of the Indenture (and certain other covenants of Enron). (Section 1009.)

     "Subsidiary" is defined to mean a corporation all of the voting shares (that is, shares entitled to vote for the election of directors, but excluding shares entitled so to vote only upon the happening of some contingency unless such contingency shall have occurred) of which shall be owned by Enron or by one or more Subsidiaries or by Enron and one or more Subsidiaries. The term "Principal Property" is defined to mean any oil or gas pipeline, gas processing plant or chemical plant located in the United States, except any such property, pipeline or plant that in the opinion of the Board of Directors of Enron is not of material importance to the total business conducted by Enron and its Subsidiaries. "Principal Property" does not include any oil or gas property or the production or any proceeds of production from an oil or gas producing property or the production or any proceeds of production of gas processing plants or oil or gas or petroleum products in any pipeline. (Section 101.)

     The term "indebtedness", as applied to Enron or any Subsidiary, is defined to mean bonds, debentures, notes and other instruments representing obligations created or assumed by any such corporation for the repayment of money borrowed (other than unamortized debt discount or premium). All indebtedness secured by a lien upon property owned by Enron or any Subsidiary and upon which indebtedness any such corporation customarily pays interest, even though such corporation has not assumed or become liable for the payment of such indebtedness, is also deemed to be indebtedness of any such corporation. All indebtedness for money borrowed incurred by other persons which is directly guaranteed as to payment of principal by Enron or any Subsidiary is for all purposes of the Indenture deemed to be indebtedness of any such corporation, but no other contingent obligation of any such corporation in respect of indebtedness incurred by other persons is for any purpose deemed indebtedness of such corporation. Indebtedness of Enron or any Subsidiary does not include

(1) amounts which are payable only out of all or a portion of the oil, gas, natural gas, helium, coal, metals, minerals, steam, timber or other natural resources produced, derived or extracted from properties owned or developed by such corporation; (2) any amount representing capitalized lease obligations; (3) any indebtedness incurred to finance oil, gas, natural gas, helium, coal, metals, minerals, steam, timber, hydrocarbons or geothermal or other natural resources or synthetic fuel exploration or development, payable, with respect to principal and interest, solely out of the proceeds of oil, gas, natural gas, helium, coal, metals, minerals, steam, timber, hydrocarbons or geothermal or other natural resources or synthetic fuel to be produced, sold and/or delivered by Enron or any Subsidiary; (4) indirect guarantees or other contingent obligations in connection with the indebtedness of others, including agreements, contingent or otherwise, with such other persons or with third persons with respect to, or to permit or ensure the payment of, obligations of such other persons, including, without limitation, agreements to purchase or repurchase obligations of such other persons, agreements to advance or supply funds to or to invest in such other persons or agreements to pay for property, products or services of such other persons (whether or not conferred, delivered or rendered) and any demand charge, throughput, take-or-pay, keep-well, make-whole, cash deficiency, maintenance of working capital or earnings or similar agreements; and (5) any guarantees with respect to lease or other similar periodic payments to be made by other persons. (Section 101.)

     "Funded Debt" as applied to any corporation means all indebtedness incurred, created, assumed or guaranteed by such corporation, or upon which it customarily pays interest charges, which matures, or is renewable by such corporation to a date, more than one year after the date as of which Funded Debt is being determined; provided, however, that the term "Funded Debt" shall not include (1) indebtedness incurred in the ordinary course of business representing borrowings, regardless of when payable, of such corporation from time to time against, but not in excess of the face amount of, its installment accounts receivable for the sale of appliances and equipment sold in the regular course of business or (2) advances for construction and security deposits received by such corporation in the ordinary course of business. (Section 101.)

     The foregoing limitations on mortgages, pledges and liens are intended to limit other creditors of Enron from obtaining preference or priority over holders of the Indenture Securities issued under the Indenture, but are not intended to prevent other creditors from sharing equally and ratably and without preference ("pari passu") over the holders of such Indenture Securities. While such limitations on mortgages and liens do provide protection to the holders of the Indenture Securities, there are a number of exceptions to such restrictions which could result in certain assets of Enron and its Subsidiaries being encumbered without equally and ratably securing the Indenture Securities issued under the Indenture. Specifically, the restrictions apply only to pledges, mortgages or liens upon "Principal Property" (as defined in the Indenture and herein) to secure any "indebtedness" (as defined in the Indenture and herein), unless effective provision is made whereby outstanding Securities will be equally and ratably secured with any such indebtedness and with any other indebtedness similarly entitled to be equally and ratably secured. There are certain exceptions to the definition of "indebtedness," which are enumerated in the Indenture and herein. In addition, the restrictions do not apply to prevent the creation or existence of mortgages, pledges, liens or encumbrances on certain types of properties or pursuant to certain types of transactions, all as enumerated in the Indenture and above. Also, up to 10% of Consolidated Net Tangible Assets (as defined in the Indenture and herein) is not subject to the mortgage and lien limitations contained in the Indenture.

     Unless otherwise indicated in a Prospectus Supplement, the covenants contained in the Indenture and the Indenture Securities would not necessarily afford holders of the Indenture Securities protection in the event of a highly leveraged or other transaction involving Enron that may adversely affect holders.

MODIFICATION OF THE INDENTURE

     With certain exceptions, the Indenture provides that Enron and the Trustee may modify the Indenture or the rights of the holders of Indenture Securities if they have the consent of the holders of at least 50% in principal amount of all outstanding Indenture Securities affected thereby. However, no modification of the principal or interest payment terms, no modification of provisions concerning waivers of past defaults or waivers of certain covenants, and no modification reducing the percentage required for any modifications, is effective against any holder without its consent. (Section 902.)

EVENTS OF DEFAULT AND RIGHTS UPON DEFAULT

     "Event of Default" means any one of the following with respect to any series of Indenture Securities:

          (a) failure to pay interest on any Indenture Security of that series for 30 days;

          (b) failure to deposit any sinking fund payment for 30 days;

          (c) failure to pay the principal or any premium on any Indenture Security of that series when due;

          (d) failure to perform any other covenant in the Indenture for 60 days after being given written notice by the Trustee or the holders of at least 25% in principal amount of all outstanding Indenture Securities; or

          (e) certain events in bankruptcy, receivership or other insolvency proceedings or an assignment for the benefit of creditors. (Section 501.)

     An Event of Default for a particular series of Indenture Securities does not necessarily constitute an Event of Default for any other series of Indenture Securities issued under the Indenture. A default under other indebtedness of Enron is not an Event of Default under the Indenture.

     If an Event of Default for any series of Indenture Securities occurs and continues, the Trustee or the holders of at least 25% in principal amount of the outstanding Indenture Securities of that series may declare the principal amount of all of the Indenture Securities of that series to be due and payable immediately. If an Event of Default described in clause (d) or (e) of the foregoing paragraph occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of all of the Indenture Securities then outstanding may declare the principal amount of all of the Indenture Securities to be due and payable immediately. (Section 502.) If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the outstanding Indenture Securities of that series (or of all series, as the case may be) may rescind and annul such declaration and its consequences, if, subject to certain conditions, all Events of Default with respect to Indenture Securities of that series (or of all series, as the case may be), other than the non-payment of the principal of the Indenture Securities due solely by such declaration of acceleration, have been cured or waived and all payments due (other than by acceleration) have been paid or deposited with the Trustee. With certain exceptions, the holders of not less than a majority in principal amount of the outstanding Indenture Securities of any series, on behalf of the holders of all the Indenture Securities of such series, may waive any past default described in clause (a), (b) or (c) of the first paragraph under this subheading (or, in the case of a default described in clause (d) or (e) of such paragraph, the holders of a majority in principal amount of all outstanding Indenture Securities may waive any such past default) and its consequences, except a default (1) in the payment of the principal of (or premium, if any) or interest on any Indenture Security, or (2) in respect of a covenant or provision of the Indenture which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Indenture Security of such series affected. (Section 513.)

DISCHARGE OF INDENTURE; DEFEASANCE

     With certain exceptions, we will be discharged from our obligations under the Indenture with respect to any series of Indenture Securities by either paying or causing to be paid the principal of, premium, if any, and interest on all of the Indenture Securities of such series outstanding, as and when the same shall become due and payable, or delivering to the Trustee all outstanding Indenture Securities of such series for cancellation. (Section 401.)

     In addition, we will be discharged if at any time we defease the Indenture Securities of a series by depositing in escrow or trust with the Trustee sufficient cash and/or Government Obligations and/or Eligible Obligations to pay the principal of, premium, if any, and interest on the Indenture Securities of that series to the stated maturity date or a redemption date for the Indenture Securities of that series. If that happens, payment of the Indenture Securities of such series may not be accelerated because of an event specified as a default or Event of Default with respect to such Indenture Securities, and the holders of the Indenture

Securities of such series will not be entitled to the benefits of the Indenture, except for registration of transfer and exchange of Indenture Securities and replacement of lost, stolen or mutilated Indenture Securities.

     The Indenture defines "Eligible Securities" to mean interest bearing obligations as a result of the deposit of which the Indenture Securities are rated in the highest generic long-term debt rating category assigned to defeased debt by one or more nationally recognized rating agencies.

     Under Federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own advisors as to the tax consequences of a discharge, including the applicability and effect of tax laws other than Federal income tax law.

FORM, DENOMINATION AND REGISTRATION; BOOK ENTRY ONLY SYSTEM

     Unless otherwise indicated in a prospectus supplement, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof. (Section 302.) You will not have to pay a service charge to transfer or exchange debt securities, but we may require you to pay for taxes or other governmental charges due upon a transfer or exchange. (Section 305.)

     Unless otherwise indicated in a prospectus supplement, each series of Indenture Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC") or any successor depositary (the "Depositary") and will be represented by one or more Global Notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the Global Notes will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC.

     Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Indenture Securities of that series represented by such Global Note for all purposes of the Indenture, the Indenture Securities of that series and applicable law. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture).

     Payments on Indenture Securities represented by Global Notes will be made to DTC or its nominee, as the registered owner thereof. Neither we, the Trustee, any underwriter nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in Global Notes, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any action taken or omitted to be taken by the Depositary or any participant.

     We expect that DTC or its nominee will credit participants' accounts on the payable date with payments in respect of a Global Note in amounts proportionate to their respective beneficial interest in the principal amount of such Global Note as shown on the records of DTC or its nominee, unless DTC has reason to believe that it will not receive payment on the payable date. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be impaired. Because DTC can only act on behalf of participants, who in turn act on behalf of others, such as securities brokers and dealers, banks and trust companies ("indirect participants"), the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be impaired by the lack of a physical certificate of such interest.

     We believe it is the policy of DTC to take any action permitted to be taken by a holder of Indenture Securities of a series only at the direction of one or more participants to whose account interests in Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Indenture Securities of a series as to which such participant or participants has or have given such direction.

     If (1) the Depositary notifies us that it is unwilling or unable to continue as Depositary or if the Depositary ceases to be eligible under the Indenture and a successor depositary is not appointed by us within 90 days or
(2) an event of default with respect to a series of Indenture Securities shall have occurred and be continuing, the respective Global Notes representing the affected series of Indenture Securities will be exchanged for Indenture Securities in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive Indenture Securities shall be registered in such name or names as the Depositary shall instruct the Trustee. Such instructions will most likely be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in Global Notes.

     DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants, including those who may act as underwriters of our Indenture Securities, and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as indirect participants that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     DTC has further advised us that management of DTC is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which DTC reports is complete. Additionally, DTC's plan includes a testing phase, which DTC expects to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as the DTC's direct and indirect participants and third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (1) impress upon them the importance of such services being Year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the Trustee, any underwriter nor any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CONCERNING THE TRUSTEE

     Harris Trust and Savings Bank is the Trustee under the Indenture. The bank also may act as a depository of funds for, make loans to, and perform other services for, Enron in the normal course of business, including acting as trustee under other indentures of Enron. The corporate trust office of the Trustee is located at 311 West Monroe, Chicago, Illinois, 60690.

     The holders of a majority in principal amount of the outstanding securities issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and it is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of securities issued under the Indenture, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense, and then only to the extent required by the terms of the Indenture. The Trustee may resign from its duties with respect to the Indenture at any time or may be removed by Enron. If the Trustee resigns, is removed or becomes incapable of acting as Trustee or a vacancy occurs in the office of the Trustee for any reason, a successor Trustee shall be appointed in accordance with the provisions of the Indenture. (Article Six.)

     The Indenture contains the provisions required by the Trust Indenture Act of 1939 with reference to the disqualification of the Trustee if it shall have or acquire any "conflicting interest", as therein defined. (Section 608.) The Indenture also contains certain limitations on the right of the Trustee, as a creditor of Enron, to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of any such claims, as security or otherwise. (Section 613.)

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     At January 2, 1999, the authorized capital stock of Enron was 616,500,000 shares, consisting of:

          (a) 16,500,000 shares of preferred stock, no par value, of which:

             - 1,320,046 shares of Cumulative Second Preferred Convertible Stock were outstanding;

             - 35.568509 shares of 9.142% Perpetual Second Preferred Stock were issued and are held by an Enron subsidiary; and

             - 250,000 shares of Series A Junior Voting Convertible Preferred Stock were issued and held by an Enron subsidiary;

          (b) 600,000,000 shares of common stock, of which 331,974,106 shares were outstanding.

COMMON STOCK

     Enron is authorized to issue up to 600,000,000 shares of Enron common stock. The holders of Enron common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights in the election of directors. The holders of Enron common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of Enron out of legally available funds subject to the rights of any preferred stock. In the event of liquidation, dissolution or winding up of Enron, the holders of Enron common stock are entitled to share ratably in all assets of Enron remaining after provision for payment of liabilities and satisfaction of the liquidation preference of any shares of Enron preferred stock that may be outstanding. The holders of Enron common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Enron common stock are subject to those of holders of Enron preferred stock, including any series of Enron preferred stock issued in the future.

PREFERRED STOCK

     The following is a general description of the terms of our preferred stock. If we offer preferred stock, the specific designations and rights will be described in the prospectus supplement and a description will be filed with the SEC.

     The preferred stock shall rank in preference to the common stock as to payment of dividends and as to distribution of assets of Enron upon the liquidation, dissolution or winding up of Enron. Upon issuance against full payment of the purchase price therefor, shares of preferred stock will be fully paid and nonassessable.

     Enron is authorized to issue up to 16,500,000 shares of preferred stock. An aggregate of 1,370,000 shares of Enron preferred stock are designated the Cumulative Second Preferred Convertible Stock ("Enron Convertible Preferred Stock"), an aggregate of 35.568509 shares of Enron preferred stock are designated the 9.142% Perpetual Second Preferred Stock ("Enron 9.142% Preferred Stock") and an aggregate of 250,000 shares of Enron preferred stock are designated the Series A Junior Voting Convertible Preferred Stock ("Enron Junior Convertible Preferred Stock").

     In addition to the Enron Convertible Preferred Stock, the Enron 9.142% Preferred Stock and the Enron Junior Convertible Preferred Stock, the Enron Board of Directors has authority, without shareholder approval (except to the extent that holders of any series of Enron preferred stock are entitled by their terms to class voting rights), to issue shares of Enron preferred stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of any such series. The issuance of Enron preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of Enron common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Enron.

ENRON CONVERTIBLE PREFERRED STOCK

     We have summarized the terms of the Enron Convertible Preferred Stock below. The summary is not complete. The form of series designation for the Enron Convertible Preferred Stock has been filed as an exhibit to this registration statement and you should read the form for any terms that may be important to you.

     The annual rate of dividends payable on shares of the Enron Convertible Preferred Stock is the greater of $10.50 per share or the dividend amount payable on the number of shares of Enron common stock into which one share of Enron Convertible Preferred Stock are convertible (currently 13.652 shares, subject to adjustment). Such dividends are payable quarterly on the first days of January, April, July and October. These dividend rights are superior to the dividend rights of the Enron common stock and rank equally with the dividend rights on the Enron 9.142% Preferred Stock.

     The amount payable on shares of the Enron Convertible Preferred Stock in the event of any involuntary or voluntary liquidation, dissolution or winding up of the affairs of Enron is $100 per share, together with accrued dividends to the date of distribution or payment. The liquidation rights of the Enron Convertible Preferred Stock are superior to the Enron common stock and rank equally with the liquidation rights of the Enron 9.142% Preferred Stock. The Enron Convertible Preferred Stock is redeemable at the option of Enron at any time, in whole or in part, at a redemption price of $100 per share, together with accrued dividends to the date of distribution or payment. Each share of Enron Convertible Preferred Stock is convertible initially into 13.652 shares of Enron common stock at any time at the option of the holder (which conversion rate is and will be subject to certain adjustments).

     Holders of Enron Convertible Preferred Stock are entitled to vote together with the Enron common stock on all matters submitted to a vote of Enron shareholders, with each share of Enron Convertible Preferred Stock having a number of votes equal to the number of shares of Enron common stock into which one share of Enron Convertible Preferred Stock is convertible. In addition, holders of Enron Convertible Preferred Stock are entitled to certain class voting rights, including (unless provision is made for redemption of such shares):

          (a) the requirement for approval by the holders of at least two-thirds of the Enron Convertible Preferred Stock (voting together with all other shares of parity stock similarly affected) to effect:

              - an amendment to the Enron Charter or Bylaws that would affect adversely the voting powers, rights or preferences of the holders of the Enron Convertible Preferred Stock or reduces the time for any notice to which the holders of the Enron Convertible Preferred Stock may be entitled,

              - the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series or any security convertible into stock of any class or series ranking prior to the Enron Convertible Preferred Stock,

              - the voluntary dissolution, liquidation or winding up of the affairs of Enron, or the sale, lease or conveyance by Enron of all or substantially all of its property or assets, or

              - the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Enron Convertible Preferred Stock and other parity stock at the time outstanding unless the full dividends on all shares of Enron Convertible Preferred Stock then outstanding shall have been paid or declared and a sum sufficient for payment thereof set apart, and

        (b) the requirement for approval by the holders of at least a majority of the Enron Convertible Preferred Stock (voting together with all other shares of parity stock similarly affected), to effect:

              - the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series or any security convertible into stock of any class or series, ranking on a parity with the Enron Convertible Preferred Stock, provided that no such consent shall be required for the authorization, creation or issuance by Enron of a number of shares of one or more series of preferred stock ranking on parity with the Enron Convertible Preferred Stock that, together with number of shares of Enron Convertible Preferred Stock and other preferred stock ranking on parity with the Enron Convertible Preferred Stock then outstanding, would equal 5,000,000, or

              - the merger or consolidation of Enron with or into any other corporation, unless the corporation resulting from such merger or consolidation will have after such merger or consolidation no class of stock and no other securities either authorized or outstanding ranking prior to or on a parity with the Enron Convertible Preferred Stock, except the same number of shares of stock and the same amount of other securities with the same rights and preferences as the stock and securities of Enron respectively authorized and outstanding immediately preceding such merger or consolidation, and each holder of Enron Convertible Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with the same rights and preferences, of the resulting corporation.

In addition, if dividend payments on the Enron Convertible Preferred Stock are in default in an amount equivalent to six quarterly dividends on such shares, then the holders of the Enron Convertible Preferred Stock (together with holders of any parity stock similarly affected) shall have certain voting rights to elect two directors to Enron's Board of Directors until such dividends have been paid or funds sufficient therefor deposited in trust.

9.142% PREFERRED STOCK

     We have summarized the terms of the Enron 9.142% Preferred Stock below. The summary is not complete. The form of series designation for the Enron 9.142% Preferred Stock has been filed as an exhibit to this registration statement and you should read the form for any terms that may be important to you.

     The annual rate of dividends payable on shares of the Enron 9.142% Preferred Stock is $91,420 per share. Such dividends are payable quarterly on the first days of January, April, July and October. These dividend rights are superior to the dividend rights of the Enron common stock and rank equally with the dividend rights on the Enron Convertible Preferred Stock.

     The amount payable on shares of the Enron 9.142% Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Enron is $1,000,000 per share, together with accrued dividends. The liquidation rights of the Enron 9.142% Preferred Stock are superior to the Enron common stock and rank equally with the liquidation rights of the Enron Convertible Preferred Stock.

     The Enron 9.142% Preferred Stock is not redeemable at the option of Enron. Pursuant to an agreement between Enron and its subsidiary, however, such subsidiary will have the rights, exercisable at any time, in whole or in part, for a 180-day period commencing January 31, 2004, to cause Enron to redeem 18 shares for $1,000,000 per share, together with accrued dividends.

     The holders of Enron 9.142% Preferred Stock generally have no voting rights but are entitled to certain class voting rights, including (unless provision is made for redemption of such shares):

          (a) the requirement for approval by the holders of at least two-thirds of the Enron 9.142% Preferred Stock (voting together with the holders of all other shares of parity stock similarly affected), to effect:

              - an amendment to the Enron Charter or Bylaws that would affect adversely the voting powers, rights or preferences of the holders of the Enron 9.142% Preferred Stock or would reduce the time for any notice to which the holders of the Enron 9.142% Preferred Stock may be entitled,

              - the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series or any security convertible into stock of any class or series ranking prior to the Enron 9.142% Preferred Stock,

              - the voluntary dissolution, liquidation or winding up of the affairs of Enron, or the sale, lease or conveyance by Enron of all or substantially all of its property or assets, or

              - the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Enron 9.142% Preferred Stock and other parity stock at the time outstanding unless the full dividends on all shares of Enron 9.142% Preferred Stock then outstanding shall have been paid or declared and a sum sufficient for payment thereof set apart, and

          (b) the requirement for approval by the holders of at least a majority of the Enron 9.142% Preferred Stock (voting together with all other shares of parity stock similarly affected), to effect:

              - the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series or any security convertible into stock of any class or series, ranking on a parity with the Enron 9.142% Preferred Stock, provided that no such consent shall be required for the authorization, creation or issuance by Enron of a number of shares of one or more series of preferred stock ranking on parity with the Enron 9.142% Preferred Stock that, together with number of shares of Enron 9.142% Preferred Stock and other preferred stock ranking on parity with the Enron 9.142% Preferred Stock then outstanding, would equal 5,000,000, or

              - the merger or consolidation of Enron with or into any other corporation, unless the corporation resulting from such merger or consolidation will have after such merger or consolidation no class of stock and no other securities either authorized or outstanding ranking prior to or on a parity with the Enron 9.142% Preferred Stock, except the same number of shares of stock and the same amount of other securities with the same rights and preferences as the stock and securities of Enron respectively authorized and outstanding immediately preceding such merger or consolidation, and each holder of Enron 9.142% Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with the same rights and preferences, of the resulting corporation.

In addition, if dividend payments on the Enron 9.142% Preferred Stock are in default in an amount equivalent to six quarterly dividends on such shares, then the holders of the Enron 9.142% Preferred Stock (together with holders of any other parity stock similarly affected) shall have certain voting rights to elect two directors to Enron's Board of Directors until such dividends have been paid or funds sufficient therefor deposited in trust.

ENRON JUNIOR CONVERTIBLE PREFERRED STOCK

     We have summarized the terms of the Enron Junior Convertible Preferred Stock below. The summary is not complete. The form of the statement of resolutions establishing the Enron Junior Convertible Preferred Stock has been filed as an exhibit to this registration statement and you should read the form for any terms that may be important to you.

     The annual rate of dividends payable on shares of the Enron Junior Convertible Preferred Stock is a floating rate based on the rates at which deposits in United States dollars are offered in the London interbank market plus .85%. Dividends are payable quarterly and are cumulative. The amount payable on shares of the Enron Junior Convertible Preferred Stock in the event of any liquidation, dissolution or winding up of the affairs of Enron is $4,000 per share, together with accrued dividends. The dividend and liquidation rights of the Enron Junior Convertible Preferred Stock are superior to the dividend and liquidation rights of the Enron common stock, but rank junior to the dividend and liquidation rights of all other outstanding series of Enron preferred stock. The Enron Junior Convertible Preferred Stock is not redeemable at the option of Enron. Each share of Enron Junior Convertible Preferred Stock is convertible initially into 100 shares of Enron common stock (which conversion rate is subject to certain adjustments).

     The holders of Enron Junior Convertible Preferred Stock generally have no voting rights but are entitled to certain class voting rights, including the requirement for approval by the holders of at least a majority of the Enron Junior Convertible Preferred Stock (voting together with all other shares of parity stock similarly affected) to effect:

     - an amendment to the Enron Charter that would adversely affect the voting powers, rights or preferences of the holders of the Enron Junior Convertible Preferred Stock,

     - the sale, lease or conveyance by Enron of all or substantially all of its assets, or

     - the merger or consolidation of Enron with or into any other corporation, unless each holder of Enron Junior Convertible Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with substantially the same rights and preferences, of the surviving corporation.

In addition, if full cumulative dividends are not paid for six consecutive quarterly periods, the holders of the Enron Junior Convertible Preferred Stock have certain voting rights (together with any parity stock similarly affected) to elect two directors to Enron's Board of Directors until all dividends in arrears have been paid or funds sufficient therefor deposited in trust.

CERTAIN PROVISIONS OF THE ENRON CHARTER AND BYLAWS

     Fair Price Provision. The Enron Charter contains a "fair price" provision which generally requires that certain mergers, business combinations and similar transactions with a "Related Person" (generally the beneficial owner of at least 10 percent of Enron's voting stock) be approved by the holders of at least 80 percent of Enron's voting stock, unless (a) the transaction is approved by at least 80 percent of the "Continuing Directors" of Enron, who constitute a majority of the entire board, (b) the transaction occurs more than five years after the last acquisition of Enron voting stock by the Related Person or (c) certain "fair price" and procedural requirements are satisfied.

     "Business Transaction" means (a) any merger or consolidation involving Enron or a subsidiary of Enron, (b) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any substantial part of the assets either of Enron or of a subsidiary of Enron, (c) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of an entity to Enron or a subsidiary of Enron, (d) the issuance, sale, exchange, transfer or other disposition by Enron or a subsidiary of Enron of any securities of Enron or any subsidiary of Enron, (e) any recapitalization or reclassification of Enron's securities (including without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of a Related Person, (f) any liquidation, spinoff, splitoff, splitup or dissolution of Enron, and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction.

     "Continuing Director" means a director who either was a member of the Board of Directors of Enron prior to the time such Related Person became a Related Person or who subsequently became a director of Enron and whose election, or nomination for election by Enron's shareholders, was approved by a vote of at least 80 percent of the Continuing Directors then on the Board, either by a specific vote or by approval of the proxy statement issued by Enron on behalf of the Board of Directors in which such person is named as nominee for director, without an objection to such nomination; provided, however, that in no event shall a director be considered a "Continuing Director" if such director is a Related Person and the Business Transaction to be voted upon is with such Related Person or is one in which such Related Person otherwise has an interest (except proportionately as a shareholder of Enron).

     Advance Notice Requirements for Shareholder Proposals and Nominations. The Enron Bylaws provide that for business to be properly brought before an annual meeting of shareholders, it must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a shareholder of Enron who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote at such meeting and who complies with the following notice procedures. In addition to any other applicable requirements, for business to be brought before an annual meeting by a shareholder of Enron, the shareholder must have given to the Secretary of Enron timely notice in writing of the business to be brought before an annual meeting of shareholders. To be timely, a shareholder's notice must be delivered to or mailed and received at Enron's principal executive offices not less than 120 days prior to the anniversary date of the proxy statement for the previous year's annual meeting of the shareholders of Enron (or Old Enron, with respect to the first such meeting after the Effective Time). A shareholder's notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on Enron's books, of the shareholder proposing such business, (iii) the acquisition date, the class and the number of shares of voting stock of Enron which are owned beneficially by the shareholder, (iv) any material interest of the shareholder in such business and (v) a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting. No business shall be conducted at an annual meeting except in accordance with the procedures outlined above.

     The Enron Bylaws provide that only persons who are nominated for election as a director of Enron in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to Enron's Board of Directors may be made at a meeting of shareholders (a) by or at the direction of the Board of Directors or (b) by any shareholder of Enron who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote for the election of directors at the meeting and who complies with the following notice procedures. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of Enron. To be timely, a shareholder's notice must be delivered to or mailed and received at Enron's principal executive offices, (i) with respect to an election to be held at an annual meeting of shareholders of Enron, not less than 120 days prior to the anniversary date of the proxy statement for the previous year's annual meeting of the shareholders of Enron (or Old Enron, with respect to the first such meeting after the Effective Time), and (ii) with respect to an election to be held at a special meeting of shareholders of Enron for the election of directors, not later than the close of business on the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs. Such shareholder's notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the shareholder giving the notice, (i) the name and address, as they appear on Enron's books, of such shareholder, and (ii) the class and number of shares of capital stock of Enron which are beneficially owned by the shareholder.

CERTAIN ANTI-TAKEOVER PROVISIONS OF OREGON LAW

     Business Combinations with Interested Shareholders. Enron is subject to the provisions of Sections 60.825-60.845 of the Oregon Business Corporation Act ("OBCA"), which generally provide that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested shareholder") may not engage in certain "business combinations" with the corporation for a period of three years following the date the person became an interested stockholder, unless (i) the board of directors has approved, prior to the date the person became an interested shareholder, either the business combination or the transaction that resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine whether shares will be tendered in a tender or exchange offer), or (iii) on or subsequent to the date the person became an interested shareholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder.

     Control Share Statute. As is permitted by the OBCA, the Enron Charter provides that Enron is not subject to the Oregon Control Share Act. The Oregon Control Share Act restricts the ability of a shareholder of certain Oregon-based corporations to vote shares of stock acquired in a transaction that causes the acquiring person to control at least one-fifth, one-third or one-half of the votes entitled to be cast in the election of directors, except as authorized by a vote of the corporation's disinterested shareholders.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     We may choose to offer fractional interests in the preferred stock. If so, we will offer depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular series of preferred stock as described below.

     The preferred stock of any series represented by depositary shares will be deposited under a deposit agreement between Enron and a bank or trust company selected by Enron having its principal office in the United States and having, alone or together with its affiliates, a combined capital and surplus of at least $50,000,000 (the "Depositary"). Subject to the terms of the deposit agreement, each registered holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the preferred stock represented thereby (including dividend, voting, redemption and liquidation rights).

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interests in preferred stock in accordance with the terms of the offering set forth in the applicable prospectus supplement.

     We have summarized the terms of the depositary shares below. The summary is not complete. A copy of the form of deposit agreement is filed as an exhibit to the registration statements of which this prospectus is a part, and you should read the exhibit for any terms that may be important to you.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

     In the event of a distribution other than in cash or rights, preferences or privileges upon the preferred stock, the Depositary will distribute property received by it to the record holders of depositary shares entitled thereto in proportion to the number of such depositary shares owned by such holders, unless the Depositary determines that such distribution cannot be made proportionately among such holders or that it is not feasible to make such distribution, in which case the Depositary may, with the approval of Enron, sell such securities or property and distribute the net proceeds from such sale to such holders or adopt such other method as it deems equitable and practicable for effecting such distribution.

WITHDRAWAL OF THE PREFERRED STOCK

     Upon surrender of the depositary receipts at the corporate trust office of the Depositary (unless the related preferred stock or depositary shares have previously been called for redemption), and upon payment of the charges provided in the deposit agreement and subject to the terms thereof, the holder of the depositary shares evidenced thereby is entitled to delivery at such office to or upon his order the number of whole shares of preferred stock and any money or other property represented by such depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. Holders of preferred stock thus withdrawn, and any subsequent holders of those shares, will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary shares therefor.

REDEMPTION OF DEPOSITARY SHARES

     Upon redemption of preferred stock represented by depositary shares, the Depositary will redeem as of the same redemption date the number of depositary shares representing preferred stock so redeemed, provided Enron shall have paid in full to the Depositary the redemption price of the preferred stock to be redeemed (which redemption price shall include an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption). The redemption price per depositary share will be equal to the applicable fraction of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the Depositary by lot or pro rata or by any other equitable method, in each case as may be determined by Enron.

VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder's depositary shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by such depositary shares in accordance with such instructions, and Enron will agree to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting preferred stock (but, at its discretion, not from appearing at any meeting with respect to such preferred stock) to the extent it does not receive specific instructions from the holders of depositary shares representing preferred stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Enron and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

     The deposit agreement may be terminated by Enron upon not less than 60 days' notice, whereupon the Depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock represented by such depositary receipts. The deposit agreement will automatically terminate if (i) all outstanding depositary shares have been redeemed, or (ii) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of Enron and such distribution has been made to the holders of depositary receipts.

CHARGES OF DEPOSITARY

     Enron will pay all transfer and other taxes and governmental charges arising solely from the existence of the Depositary arrangements. Enron will pay the fees and expenses of the Depositary in connection with the performance of its duties under the deposit agreement, to the extent specified in the deposit agreement. Holders of depositary receipts will pay transfer and other taxes and governmental charges.

MISCELLANEOUS

     Enron will forward to holders of depositary shares any reports and communications that it sends to holders of preferred stock.

     Neither the Depositary nor Enron will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. The obligations of Enron and the Depositary under the deposit agreement will be limited to performing their duties thereunder without negligence or willful misconduct, and Enron and the Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or any preferred stock unless satisfactory indemnity is furnished. Enron and the Depositary may rely on advice of counsel or accountants, on information provided by holders of depositary shares or other persons believed to be authorized or competent and on documents believed to be genuine.

     In the event the Depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and Enron, on the other hand, the Depositary shall be entitled to act on such claims, requests or instructions received from Enron.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering to Enron notice of its election to do so, and Enron may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having, alone or together with its affiliates, a combined capital and surplus of at least $50,000,000.

                DESCRIPTION OF WARRANTS TO PURCHASE COMMON STOCK

     We have summarized below the provisions of a warrant agreement to be entered into by Enron and a warrant agent to be selected at the time of issue. The summary of the stock warrants is not complete. The specific terms of the warrant agreement will be described in the prospectus supplement.

GENERAL

     The stock warrants, evidenced by warrant certificates, may be issued under the warrant agreement independently or together with any offered securities and may be attached to or separate from such offered securities. If stock warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

     - the offering price, if any;

     - the number of shares of common stock purchasable upon exercise of one stock warrant and the initial price at which such shares may be purchased upon exercise;

     - the date on which the right to exercise the stock warrants shall commence and the date on which such right shall expire; and

     - any other terms of the stock warrants. The shares of common stock issuable upon exercise of the stock warrants will, when issued in accordance with the warrant agreement, be fully paid and nonassessable.

EXERCISE OF STOCK WARRANTS

     Stock warrants may be exercised by surrendering to the warrant agent the warrant certificate signed by the warrantholder, or his duly authorized agent, indicating the warrantholder's election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered warrant certificates shall be accompanied by payment of the aggregate exercise price of the stock warrants to be exercised, as set forth in the prospectus supplement, which payment may be made in the form of cash or a check equal to the exercise price. Certificates evidencing duly exercised stock warrants shall be delivered by the warrant agent to the transfer agent for the common stock. Upon receipt thereof, the transfer agent shall deliver or cause to be delivered, to or upon the written order of the exercising warrantholder, a certificate representing the number of shares of common stock purchased. If fewer than all of the stock warrants evidenced by any certificate are exercised, the warrant agent shall deliver to the exercising warrantholder a new warrant certificate representing the unexercised stock warrants.

ANTIDILUTION PROVISIONS

     The exercise price payable and the number of shares of common stock purchasable upon the exercise of each stock warrant will be subject to adjustment in certain events, including (1) the issuance of a stock dividend to holders of common stock or a combination, subdivision or reclassification of common stock; (2) the issuance of rights, warrants or options to all holders of Enron's common stock entitling the holders thereof to purchase common stock for an aggregate consideration per share less than the current market price per share of common stock; or (3) any distribution by Enron to the holders of its common stock of evidences of indebtedness of Enron or of assets (excluding cash dividends or distributions payable out of consolidated earnings and earned surplus and dividends or distributions referred to in (1) above). In lieu of adjusting the number of shares of common stock purchasable upon exercise of each stock warrant, Enron may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. Enron may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but Enron will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger or sale or conveyance of the property of Enron as an entirety or substantially as an entirety, the holder of each outstanding stock warrant upon exercise thereof shall have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of common stock for which such stock warrant was exercisable immediately prior thereto.

NO RIGHTS AS STOCKHOLDERS

     Holders of stock warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors of Enron or any other matter or to exercise any rights whatsoever as stockholders of Enron.

                              PLAN OF DISTRIBUTION

     We may sell the offered securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) pursuant to delayed delivery contracts or forward contracts.

BY AGENTS

     Offered securities may be sold through agents designated by us. The agents agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

BY UNDERWRITERS

     If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

DIRECT SALES

     Offered securities may also be sold directly by us. In this case, no underwriters or agents would be involved.

DELAYED DELIVERY CONTRACTS OR FORWARD CONTRACTS

     If indicated in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts or forward contracts providing for payment or delivery on a specified date in the future at prices determined as described in the prospectus supplement. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

GENERAL INFORMATION

     The offered securities (other than common stock, which is traded on the New York Stock Exchange under the symbol "ENE"), when first issued, will have no established trading market. Any underwriters or agents to or through whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such offered securities.

     The offered securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the offered securities.

     Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

     Underwriters, dealers and agents or their affiliates may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

                             VALIDITY OF SECURITIES

     The validity of the offered securities will be passed upon for Enron by James V. Derrick, Jr., Esq., Senior Vice President and General Counsel of Enron. Mr. Derrick owns substantially less than 1% of the outstanding shares of common stock of Enron.

                                    EXPERTS

     The consolidated financial statements included in Enron's Current Report on Form 8-K dated March 19, 1998 and consolidated financial statements and schedule included in Enron's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of Wessex Water Plc as at March 31, 1998 and 1997, and for the years ended March 31, 1998 and 1997, included in Enron's Current Report on Form 8K/A filed on November 6, 1998, incorporated by reference in this prospectus, have been audited by Coopers & Lybrand, chartered accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The letter report of DeGolyer and MacNaughton, independent petroleum consultants, included as an exhibit to Enron's Annual Report on Form 10-K for the year ended December 31, 1997, and the estimates from the reports of that firm appearing in such Annual Report, are incorporated by reference herein on the authority of said firm as experts in petroleum engineering and in giving such reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth those expenses to be incurred by Enron in connection with the issuance and distribution of the securities being registered. Except for the Securities and Exchange Commission registration fee, all amounts shown are estimates.

Securities and Exchange Commission Registration Fee.........   $278,000
Accounting Fees and Expenses................................     50,000
Legal Fees and Expenses.....................................     50,000
Fees and Expenses of Transfer Agent, Trustee and
  Depositary................................................     15,000
Blue Sky Fees and Expenses, Including Counsel Fees..........     25,000
Listing Fees................................................     20,000
Printing and Engraving Expenses.............................    150,000
Miscellaneous...............................................     12,000
                                                               --------
          Total.............................................   $600,000
                                                               ========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Enron Charter contains provisions under which Enron will indemnify, to the fullest extent permitted by law, persons who are made a party to an action or proceeding by virtue of the fact that the individual is or was a director, officer, or, in certain circumstances, an employee or agent, of Enron or another corporation at Enron's request. The Oregon Business Corporation Act generally permits such indemnification to the extent that the individual acted in good faith and in a manner which he reasonably believed to be in the best interest of or not opposed to the corporation or, with respect to criminal matters, if the individual had no reasonable cause to believe his or her conduct was unlawful. In addition, the Enron Charter contains a provision that eliminates the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, except for liability of a director (i) for breach of the duty of loyalty, (ii) for actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the payment of improper dividends or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Form of Underwriting Agreement filed as Exhibit 1 hereto, under certain specified circumstances, provides for indemnification by the Underwriters of the directors, officers and controlling persons of Enron.

     Enron has purchased liability insurance policies covering the directors and officers of Enron to provide protection where Enron cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

ITEM 16. EXHIBITS

          *1.01          -- Form of Underwriting Agreement -- Debt Securities
                            (Exhibit 1.01 to Enron Registration Statement on Form
                            S-3 -- File No. 333-35549)
          *1.02          -- Form of Underwriting Agreement -- Equity Securities
                            (Exhibit 1.02 to Enron Registration Statement on Form
                            S-3 -- File No. 333-35549)
          *1.03          -- Enron Corp. Underwriting Agreement Standard Provisions,
                            dated as of September 15, 1997 (Exhibit 1.03 to Enron
                            Registration Statement on Form S-3 -- File No. 333-35549)

          *2             -- Amended and Restated Agreement and Plan of Merger dated as of July 20, 1996 and amended and restated as of
                            September 24, 1996 among Enron, Enron Oregon Corp. and
                            PGC, as amended by the First Amendment thereto dated
                            April 14, 1997 (Annex A to the Proxy Statement/Prospectus
                            included in Enron's Registration Statement on Form
                            S-4 -- File No. 333-13791).
          *3.01          -- Amended and Restated Articles of Incorporation of Enron
                            (Annex E to the Proxy Statement/Prospectus included in
                            Enron's Registration Statement on Form S-4 -- File No.
                            333-13791).
          *3.02          -- Articles of Merger of Enron Oregon Corp., an Oregon
                            Corporation, and Enron Corp., a Delaware Corporation
                            (Exhibit 3.02 to Post-Effective Amendment No. 1 to
                            Enron's Registration Statement on Form S-3 -- File No.
                            33-60417).
          *3.03          -- Articles of Merger of Enron Corp., an Oregon Corporation,
                            and Portland General Corporation, an Oregon Corporation
                            (Exhibit 3.03 to Post-Effective Amendment No. 1 to
                            Enron's Registration Statement on Form S-3 -- File No.
                            33-60417).
          *3.04          -- Bylaws of Enron (Exhibit 3.04 to Post-Effective Amendment
                            No. 1 to Enron's Registration Statement on Form
                            S-3 -- File No. 33-60417).
          *3.05          -- Form of Series Designation for the Enron Convertible
                            Preferred Stock (Annex F to the Proxy
                            Statement/Prospectus included in Enron's Registration
                            Statement on Form S-4 -- File No. 333-13791).
          *3.06          -- Form of Series Designation for the Enron 9.142% Preferred
                            Stock (Annex G to the Proxy Statement/Prospectus included
                            in Enron's Registration Statement on Form S-4 -- File No.
                            333-13791).
          *4.01          -- Indenture dated as of November 1, 1985, between Old Enron and Harris Trust and Savings Bank, as supplemented and as
                            amended by the First Supplemental Indenture dated as of
                            December 1, 1995 (Form T-3 Application for Qualification
                            of Indentures under the Trust Indenture Act of 1939, File
                            No. 22-14390, filed October 24, 1985; Exhibit 4(b) to Old
                            Enron's Form S-3 Registration Statement No. 33-64057
                            filed on November 8, 1995). There have not been filed as
                            exhibits to this registration statement other debt
                            instruments defining the rights of holders of long-term
                            debt of Enron, none of which relates to authorized
                            indebtedness that exceeds 10% of the consolidated assets
                            of Enron and its subsidiaries. Enron hereby agrees to
                            furnish a copy of any such instrument to the Commission
                            upon request.
          *4.02          -- Supplemental Indenture, dated as of May 8, 1997, by and among Enron Corp., Enron Oregon Corp. and Harris Trust
                            and Savings Bank, as Trustee (Exhibit 4.02 to
                            Post-Effective Amendment No. 1 to Enron's Registration
                            Statement on Form S-3 -- File No. 33-60417).
          *4.03          -- Form of Supplemental Indenture, dated as of September 1,
                            1997, between Enron Corp. and Harris Trust and Savings
                            Bank, as Trustee. (Exhibit 4.03 to Enron Registration
                            Statement on Form S-3 -- File No. 333-35549).
          *4.04          -- Form of Deposit Agreement between Enron and the
                            Depositary (Exhibit 4(b) to Old Enron Registration
                            Statement No. 33-50641, filed October 15, 1993).
           5             -- Opinion of James V. Derrick, Jr., Esq., Senior Vice
                            President and General Counsel of Enron, as to validity of
                            debt securities, preferred stock, depositary shares,
                            common stock and stock warrants.
          12             -- Computation of Enron's Ratios of Earnings to Fixed
                            Charges and Preferred Stock Dividends.
          23.01          -- Consent of Arthur Andersen LLP.
          23.02          -- Consent of DeGolyer and MacNaughton.

          23.03          -- The consent of James V. Derrick, Jr., Esq., is contained in his opinion filed as Exhibit 5 hereto.
          23.04          -- Consent of Coopers & Lybrand
          24             -- Powers of Attorney.
          25             -- Form T-1 Statement of Eligibility under the Trust
                            Indenture Act of 1939 of Harris Trust and Savings Bank.

---------------

* Incorporated by reference as indicated.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant, Enron Corp., hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to each Registration Statement:

             (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of each Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statements;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statements or any material change to such information in the Registration Statements;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statements;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Enron's annual report pursuant to
     Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Enron certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston and State of Texas, on the 8th day of January, 1999.

                                            ENRON CORP.
                                            (Registrant)

                                            By:    /s/ RICHARD A. CAUSEY
                                              ----------------------------------
                                                      Richard A. Causey
                                               Senior Vice President and Chief
                                                 Accounting, Information and
                                                     Administrative Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities with Enron Corp. indicated and on the 8th day of January, 1999.

                       SIGNATURE                                            TITLE
                       ---------                                            -----
                   /s/ KENNETH L. LAY                     Chairman of the Board, Chief Executive
 ------------------------------------------------------     Officer and Director (Principal
                    (Kenneth L. Lay)                        Executive Officer)

                 /s/ RICHARD A. CAUSEY                    Senior Vice President and Chief
 ------------------------------------------------------     Accounting, Information and
                  (Richard A. Causey)                       Administrative Officer (Principal
                                                            Accounting Officer)

                  /s/ ANDREW S. FASTOW                    Senior Vice President and Chief Financial
 ------------------------------------------------------     Officer (Principal Financial Officer)
                   (Andrew S. Fastow)

                   ROBERT A. BELFER*                      Director
 ------------------------------------------------------
                   (Robert A. Belfer)

                 NORMAN P. BLAKE, JR.*                    Director
 ------------------------------------------------------
                  Norman P. Blake, Jr.

                    RONNIE C. CHAN*                       Director
 ------------------------------------------------------
                    (Ronnie C. Chan)

                    JOHN H. DUNCAN*                       Director
 ------------------------------------------------------
                    (John H. Duncan)

                      JOE H. FOY*                         Director
 ------------------------------------------------------
                     (Joe H. Foy)*

                    WENDY L. GRAMM*                       Director
 ------------------------------------------------------
                   (Wendy L. Gramm)*

                       SIGNATURE                                            TITLE
                       ---------                                            -----
                    KEN L. HARRISON*                      Director and Vice Chairman
 ------------------------------------------------------
                   (Ken L. Harrison)*

                  ROBERT K. JAEDICKE*                     Director
 ------------------------------------------------------
                  (Robert K. Jaedicke)

                 CHARLES A. LEMAISTRE*                    Director
 ------------------------------------------------------
                 (Charles A. LeMaistre)

                    JEROME J. MEYER*                      Director
 ------------------------------------------------------
                   (Jerome J. Meyer)

                  JEFFREY K. SKILLING*                    Director and President and Chief
 ------------------------------------------------------     Operating Officer
                 (Jeffrey K. Skilling)

                   JOHN A. URQUHART*                      Director
 ------------------------------------------------------
                   (John A. Urquhart)

                     JOHN WAKEHAM*                        Director
 ------------------------------------------------------
                     (John Wakeham)

                   CHARLS E. WALKER*                      Director
 ------------------------------------------------------
                   (Charls E. Walker)

                HERBERT S. WINOKUR, JR.*                  Director
 ------------------------------------------------------
               (Herbert S. Winokur, Jr.)

               *By: /s/ PEGGY B. MENCHACA
   -------------------------------------------------
                   Peggy B. Menchaca
        (Attorney-in-fact for persons indicated)

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          *1.01          -- Form of Underwriting Agreement -- Debt Securities
                            (Exhibit 1.01 to Enron Registration Statement on Form
                            S-3 -- File No. 333-35549).
          *1.02          -- Form of Underwriting Agreement -- Equity Securities
                            (Exhibit 1.02 to Enron Registration Statement on Form
                            S-3 -- File No. 333-35549).
          *1.03          -- Enron Corp. Underwriting Agreement Standard Provisions,
                            dated as of September 15, 1997 (Exhibit 1.03 to Enron
                            Registration Statement on Form S-3 -- File No.
                            333-35549).
          *2             -- Amended and Restated Agreement and Plan of Merger dated as of July 20, 1996 and amended and restated as of
                            September 24, 1996 among Enron, Enron Oregon Corp. and
                            PGC, as amended by the First Amendment thereto dated
                            April 14, 1997 (Annex A to the Proxy Statement/Prospectus
                            included in Enron's Registration Statement on Form
                            S-4 -- File No. 333-13791).
          *3.01          -- Amended and Restated Articles of Incorporation of Enron
                            (Annex E to the Proxy Statement/Prospectus included in
                            Enron's Registration Statement on Form S-4 -- File No.
                            333-13791).
          *3.02          -- Articles of Merger of Enron Oregon Corp., an Oregon
                            Corporation, and Enron Corp., a Delaware Corporation
                            (Exhibit 3.02 to Post-Effective Amendment No. 1 to
                            Enron's Registration Statement on Form S-3 -- File No.
                            33-60417).
          *3.03          -- Articles of Merger of Enron Corp., an Oregon Corporation,
                            and Portland General Corporation, an Oregon Corporation
                            (Exhibit 3.03 to Post-Effective Amendment No. 1 to
                            Enron's Registration Statement on Form S-3 -- File No.
                            33-60417).
          *3.04          -- Bylaws of Enron (Exhibit 3.04 to Post-Effective Amendment
                            No. 1 to Enron's Registration Statement on Form
                            S-3 -- File No. 33-60417).
          *3.05          -- Form of Series Designation for the Enron Convertible
                            Preferred Stock (Annex F to the Proxy
                            Statement/Prospectus included in Enron's Registration
                            Statement on Form S-4 -- File No. 333-13791).
          *3.06          -- Form of Series Designation for the Enron 9.142% Preferred
                            Stock (Annex G to the Proxy Statement/Prospectus included
                            in Enron's Registration Statement on Form S-4 -- File No.
                            333-13791).
          *4.01          -- Indenture dated as of November 1, 1985, between Old Enron and Harris Trust and Savings Bank, as supplemented and as
                            amended by the First Supplemental Indenture dated as of
                            December 1, 1995 (Form T-3 Application for Qualification
                            of Indentures under the Trust Indenture Act of 1939, File
                            No. 22-14390, filed October 24, 1985; Exhibit 4(b) to Old
                            Enron's Form S-3 Registration Statement No. 33-64057
                            filed on November 8, 1995). There have not been filed as
                            exhibits to this registration statement other debt
                            instruments defining the rights of holders of long-term
                            debt of Enron, none of which relates to authorized
                            indebtedness that exceeds 10% of the consolidated assets
                            of Enron and its subsidiaries. Enron hereby agrees to
                            furnish a copy of any such instrument to the Commission
                            upon request.
          *4.02          -- Supplemental Indenture, dated as of May 8, 1997, by and among Enron Corp., Enron Oregon Corp. and Harris Trust
                            and Savings Bank, as Trustee (Exhibit 4.02 to
                            Post-Effective Amendment No. 1 to Enron's Registration
                            Statement on Form S-3 -- File No. 33-60417).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          *4.03          -- Form of Supplemental Indenture, dated as of September 1,
                            1997, between Enron Corp. and Harris Trust and Savings
                            Bank, as Trustee. (Exhibit 4.03 to Enron Registration
                            Statement on Form S-3 -- File No. 333-35549).
          *4.04          -- Form of Deposit Agreement between Enron and the
                            Depositary (Exhibit 4(b) to Old Enron Registration
                            Statement No. 33-50641, filed October 15, 1993).
           5             -- Opinion of James V. Derrick, Jr., Esq., Senior Vice
                            President and General Counsel of Enron, as to validity of
                            debt securities, preferred stock, depositary shares,
                            common stock and stock warrants.
          12             -- Computation of Enron's Ratios of Earnings to Fixed
                            Charges and Preferred Stock Dividends.
          23.01          -- Consent of Arthur Andersen LLP.
          23.02          -- Consent of DeGolyer and MacNaughton.
          23.03          -- The consent of James V. Derrick, Jr., Esq., is contained in his opinion filed as Exhibit 5 hereto.
          23.04          -- Consent of Coopers & Lybrand.
          24             -- Powers of Attorney.
          25             -- Form T-1 Statement of Eligibility under the Trust
                            Indenture Act of 1939 of Harris Trust and Savings Bank.

---------------

* Incorporated by reference as indicated.